Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Varvara Alva	Steve Nolan
312-517-6460	312-517-6074
ir@gogoair.com	pr@gogoair.com

Gogo Announces Fourth Quarter and Full Year 2015 Financial Results

Record quarterly revenue up 26 percent to $138 million

Record full year 2015 revenue up 23 percent to $501 million

Chicago, Ill., February 25, 2016 – Gogo Inc. (Nasdaq: GOGO), the global leader in providing broadband connectivity solutions and wireless in-flight entertainment for the aviation industry, today announced its financial results for the fourth quarter and full year ended December 31, 2015.

Gogo reported record fourth quarter revenue of $137.8 million, up 26% year-over-year, as service revenue for the quarter increased 29% to $115.9 million. Q4 2015 Adjusted EBITDA increased to $8.0 million, up 556% or $6.8 million year-over-year.

Revenue for the full year 2015 was a record $500.9 million, up 23% over 2014, as service revenue for the year increased 30% to $420 million. Adjusted EBITDA for 2015 increased to $36.8 million, up 240% from 2014.

“In 2015, we became a half billion dollar revenue business and installed nearly 1,900 broadband and wireless entertainment systems. We also grew the number of awarded aircraft for 2Ku, our next generation global satellite technology, to over 800,” said Gogo’s President and CEO, Michael Small. “Our industry leading technology, open architecture, operational excellence and products and services position Gogo extremely well in the growing global aviation in-flight connectivity industry,” added Mr. Small.

Fourth Quarter 2015 Consolidated Financial Results

•	Revenue increased to $137.8 million, up 26% from $109.2 million in Q4 2014. Service revenue increased to $115.9 million, up 29% from $89.7 million in Q4 2014.

•	Combined segment profit of CA-NA and BA increased to $28.6 million, up 18% from $24.3 million in Q4 2014.

•	Adjusted EBITDA increased to $8.0 million, up 556% or $6.8 million from $1.2 million in Q4 2014.

•	Cash CAPEX of $13.3 million was up slightly from $12.5 million in Q4 2014 but lower than expected as certain expenditures for airborne equipment to support the 2Ku installation ramp-up shifted to 2016.

•	As of December 31, 2015, we had cash and cash equivalents of $366.8 million.

Fourth Quarter 2015 Business Segment Financial Results

Commercial Aviation - North America (CA-NA)

•	Total revenue increased to $84.0 million, up 23% from $68.3 million in Q4 2014.

•	During the quarter, we installed 128 aircraft and aircraft online increased by 75 to 2,387. In addition, we had approximately 280 awarded but not yet installed aircraft as of December 31, 2015.

•	Average monthly service revenue per aircraft online, or ARPA, increased to $11,721, up 7% year-over-year, driven primarily by connectivity service price increases. ARPA increased an estimated 20% year-over-year excluding the impact of regional jets we have been installing since the end of 2014.

•	Segment profit increased to $9.2 million, up 13% from $8.2 million in Q4 2014. Segment profit as a percent of segment revenue was 11% in Q4 2015.

Business Aviation (BA)

•	Service revenue increased to $28.5 million, up 41% from $20.3 million in Q4 2014, driven primarily by a 24% increase in ATG systems online to 3,477 at December 31, 2015 compared to 2,797 at December 31, 2014.

•	Equipment revenue increased to $21.1 million, up 9% from $19.4 million in Q4 2014, driven primarily by an increase in ATG and satellite units shipped.

•	Total segment revenue increased to $49.6 million, up 25% from $39.7 million in Q4 2014.

•	Segment profit increased to $19.4 million, up 20% from $16.1 million in Q4 2014. Segment profit as a percentage of segment revenue was 39% in Q4 2015.

Commercial Aviation - Rest of World (CA-ROW)

•	As of December 31, 2015, we had 202 aircraft flying on our global Ku satellite network. Including the recent 2Ku aircraft awards for unannounced airlines, we now have more than 450 awarded but not yet installed aircraft largely comprised of our next generation global satellite technology, 2Ku.

•	Revenue increased to $4.2 million, up 232% from $1.3 million in Q4 2014.

•	Segment loss decreased to $20.2 million, down 12% from $23.1 million in Q4 2014, due primarily to higher revenue from more aircraft online.

2Ku Progress Update

•	In October 2015, we received a Supplemental Type Certificate, or STC, from the Federal Aviation Administration to install our 2Ku satellite technology on Boeing 737-800 aircraft operated by Aeromexico.

•	As of December 31, 2015, we had 15 STC programs underway covering installation of more than 450 awarded aircraft.

•	2Ku awarded but not yet installed or upgraded aircraft increased to more than 800 aircraft in part due to the recent aircraft awards for unannounced airlines.

•	We expect to install approximately 75 aircraft with 2Ku during 2016 as we complete required certifications. We expect to install more than 300 aircraft with 2Ku in 2017.

Full Year 2015 Consolidated Financial and Operating Results

•	We added nearly 1,100 broadband aircraft online across our business segments.

•	We added Gogo Vision, our wireless entertainment product, on nearly 500 commercial aircraft.

•	Revenue increased to $500.9 million, up 23% from $408.5 million in 2014, and service revenue increased 30% to $420 million.

•	CA-NA revenue increased to $310.7 million, up 24% from $250.8 million in 2014.

•	BA revenue increased to $178.7 million, up 15% from $155.6 million in 2014.

•	CA-ROW revenue increased to $11.6 million, up 440% from $2.1 million in 2014.

•	Adjusted EBITDA increased to $36.8 million, up 240% from $10.8 million in 2014.

•	Cash CAPEX decreased to $80 million, down 18% from $97.9 million in 2014, primarily as a result of lower spending on the network and a shift in airborne expenditures to support the 2Ku installation ramp-up to 2016.

Recent Developments

•	Gogo signed a landmark multi-GHz capacity deal with SES that will provide capacity over North America, Central America and the Caribbean on SES’ high throughput satellites (HTS), with such satellites expected to be launched in 2017. This is one of the largest aviation-dedicated satellite capacity deals ever and will significantly increase Gogo’s network capacity.

•	Gogo introduced a text messaging pass, thus providing a low cost option for airline passengers who want to stay connected in-flight.

•	BA partnered with several leading industry players to bring the connected cockpit to business aviation through a variety of flight planning, datalink, graphical cockpit and weather information, and concierge services.

•	BA announced the introduction of a new high capacity connectivity technology, Gogo Biz 4G, which will enable passengers to stream video and audio and is expected to launch in 2017.

Business Outlook

For the full year ending December 31, 2016, we are providing the following guidance:

•	In-flight connectivity installations:

•	CA-NA net installations of more than 200 aircraft including more than 400 ATG-4 installations and upgrades

•	CA-ROW net installations of approximately 75 aircraft in 2016 and more than 200 in 2017

•	2Ku installations of approximately 75 in 2016 and more than 300 aircraft in 2017

•	Total revenue of $575 million to $595 million, growth of 15% – 19% from 2015

•	CA-NA revenue of $350 million to $365 million

•	BA revenue of $190 million to $205 million

•	CA-ROW revenue of $25 million to $30 million

•	Adjusted EBITDA of $55 million to $65 million, growth of 50% – 77% from 2015

•	Cash CAPEX of $110 million to $135 million, which includes a $15 million carryover from 2015, as a result of shift in airborne expenditures to support the 2Ku installation ramp-up in 2016.

“We look forward to continuing to deliver strong growth in revenue and profitability in 2016. We are excited about our prospects as we deploy 2Ku, our proprietary, and disruptive, global satellite connectivity technology, and accelerate the pace of ATG-4 installations,” said Gogo’s Executive Vice President and CFO, Norman Smagley. “We believe that we are well positioned to continue to expand our global market share and extend our lead as the largest connectivity and wireless in-flight entertainment provider in the industry,” added Mr. Smagley.

Conference Call

The fourth quarter and full year conference call will be held on February 25th, 2016 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the company’s website at http://ir.gogoair.com. Participants can also access the call by dialing (844) 464-3940 (within the United States and Canada) or (765) 507-2646 (international dialers) and entering conference ID number 29357301.

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA, Adjusted Net Loss Per Share and Cash CAPEX in the supplemental tables below. Management uses Adjusted EBITDA and Cash CAPEX for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. Management prepares Adjusted Net Loss Per Share for investors, securities analysts and other users of our financial statements for use in evaluating our performance under our current capital structure. These supplemental performance measures also provide another basis for comparing period-to-period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies. Adjusted EBITDA, Adjusted Net Loss Per Share and Cash CAPEX are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation to net loss attributable to common stock, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA and Adjusted Net Loss Per Share in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results, and (iii) use Cash CAPEX in addition to, and not as an alternative to, consolidated capital expenditures when evaluating our liquidity.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the loss of, or failure to realize benefits from, agreements with our airline partners or any failure to renew any existing agreements upon expiration or termination; the failure to maintain airline satisfaction with our equipment or the Gogo Service; any inability to timely and efficiently roll-out our 2Ku service or other components of our technology roadmap for any reason, including regulatory delays or failures or delays on the part of any of our suppliers, some of whom are single source, or the failure by our airline partners to roll-out equipment upgrades, new services or adopt new technologies in order to support increased network capacity demands; the loss of relationships with original equipment manufacturers or dealers; our ability to develop or purchase ATG and satellite network capacity sufficient to accommodate current and expected growth in passenger demand in North America and internationally as we expand; our reliance on third-party suppliers for services and equipment we use to provide satellite telecommunications and connectivity services to commercial airline passengers and business aviation customers; unfavorable economic conditions in the airline industry and/or the economy as a whole; our ability to expand our international or domestic operations, including our ability to grow our business with current and potential future airline partners; an inability to compete effectively with other current or future providers of in-flight connectivity services and other products and services that we offer, including on the basis of price, service performance and line-fit availability; our reliance on third-party satellite service providers and equipment and other suppliers, including single source providers and suppliers; our ability to successfully develop and monetize new products and services such as Gogo Vision, Gogo Text & Talk and Gogo TV, including those that were recently released, are currently being offered on a limited or trial basis, or are in various stages of development; our ability to deliver products and services, including newly developed products and services, on schedules consistent with our contractual commitments to customers; the effects, if any, on our business of past or future airline mergers, including the merger of American Airlines and U.S. Airways; the failure of our equipment or material defects or errors in our software resulting in recalls or substantial warranty claims; a future act or threat of terrorism, cyber-security attack or other events that could result in a prohibition of the use of Wi-Fi enabled devices on aircraft; a revocation of, or reduction in, our right to use licensed spectrum, the availability of other air-to-ground spectrum to a competitor or the repurposing by a competitor of other spectrum for air-to-ground use; our use of open source software and licenses; the effects of service interruptions or delays, technology failures and equipment failures or malfunctions arising from defects or errors in our software or defects in or damage to our equipment; the limited operating history of our CA-NA and CA-ROW segments; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll-out of our technology roadmap or our international expansion; compliance with U.S. and foreign government regulations and standards, including those related to regulation of the internet, including e-commerce or online video distribution changes, and the installation and operation of satellite equipment and our ability to obtain and maintain all necessary regulatory approvals to install and operate our equipment in the U.S. and foreign jurisdictions; our, or our technology suppliers’, inability to effectively innovate; costs associated with defending pending or future intellectual property infringement and other litigation or claims; our ability to protect our intellectual property; breaches of the security of our information technology network, resulting in unauthorized access to our customer’s credit card information or other personal information; any negative outcome or effects of pending or future litigation; limitations and restrictions in the agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms or at all; fluctuations in our operating results; our ability to attract and retain customers and to capitalize on revenue from our platform; the demand for and market acceptance of our products and services; changes or developments in the regulations that apply to us, our business and our industry; the attraction and retention of qualified employees including key personnel; the effectiveness of our marketing and advertising and our ability to maintain and enhance our brands; our ability to manage our growth in a cost-effective manner and integrate and manage acquisitions; compliance with anti-corruption laws and regulations in the jurisdictions in which we operate, including the Foreign Corrupt Practices Act and the (U.K.) Bribery Act 2010; restrictions on the ability of U.S. companies to do business in foreign countries, including, among others, restrictions imposed by the U.S. Office of Foreign Assets Control; difficulties in collecting accounts receivable.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

With more than two decades of experience, Gogo is the leader in in-flight connectivity and wireless entertainment services for commercial and business aircraft around the world. Gogo connects aircraft, providing its aviation partners with the world’s most powerful network and platform to help optimize their operations. Gogo’s superior technologies, best-in-class service, and global reach help planes fly smarter, our aviation partners perform better, and their passengers travel happier.

Today, Gogo has partnerships with 12 commercial airlines and is now installed on more than 2,500 commercial aircraft. Nearly 7,000 business aircraft are also flying with its solutions, including the world’s largest fractional ownership fleets. Gogo also is a factory option at every major business aircraft manufacturer. Gogo has more than 1,000 employees and is headquartered in Chicago, IL, with additional facilities in Broomfield, CO, and various locations overseas. Connect with us at www.gogoair.com and business.gogoair.com.

Gogo Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014
Revenue:
Service revenue	$115,931	$89,705	$419,975	$322,747
Equipment revenue	21,848	19,528	80,913	85,744

Total revenue	137,779	109,233	500,888	408,491

Operating expenses:
Cost of service revenue (exclusive of items shown below)	49,773	46,541	187,803	172,628
Cost of equipment revenue (exclusive of items shown below)	10,953	8,990	40,558	39,723
Engineering, design and development	26,630	19,875	87,437	69,519
Sales and marketing	16,465	11,271	56,143	42,107
General and administrative (1)	23,657	20,878	86,753	70,732
Depreciation and amortization	25,222	16,866	87,036	64,451

Total operating expenses	152,700	124,421	545,730	459,160

Operating loss	(14,921)	(15,188)	(44,842)	(50,669)

Other (income) expense:
Interest income	(116)	(26)	(181)	(61)
Interest expense	16,259	8,739	58,889	32,738
Write off of deferred financing costs	2,251	—	2,251	—
Other (income) expense	287	(19)	574	9

Total other expense	18,681	8,694	61,533	32,686

Loss before incomes taxes	(33,602)	(23,882)	(106,375)	(83,355)
Income tax provision	277	229	1,238	1,183

Net loss	$(33,879)	$(24,111)	$(107,613)	$(84,538)

Net loss attributable to common stock per share—basic and diluted	$(0.43)	$(0.28)	$(1.35)	$(0.99)

Weighted average number of shares—basic and diluted	78,678	85,277	79,701	85,147

(1)	Note: Previously reported operating expenses for the year ended December 31, 2014 have been revised to reflect the classification of incentive compensation expense and stock-based compensation expense in the same operating expense line items as the related base cash compensation. There was no change in total operating expenses, net loss or net loss per share, or the consolidated balance sheets or statements of comprehensive loss, cash flows or stockholders’ equity (deficit). See Note 2, “Summary of Significant Accounting Policies” in our Annual Report on Form 10-K for additional information on these revisions.

Gogo Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$366,833	$211,236
Accounts receivable, net of allowances of $417 and $774, respectively	69,317	48,509
Inventories	20,937	21,913
Prepaid expenses and other current assets	10,920	13,236

Total current assets	468,007	294,894

Non-current assets:
Property and equipment, net	434,490	363,108
Intangible assets, net	78,823	78,464
Goodwill	620	620
Long-term restricted cash	7,535	7,874
Other non-current assets	14,878	11,384

Total non-current assets	536,346	461,450

Total assets	$1,004,353	$756,344

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$28,189	$41,026
Accrued liabilities	88,690	52,894
Accrued airline revenue share	13,708	13,273
Deferred revenue	24,055	20,181
Deferred airborne lease incentives	21,659	13,767
Current portion of long-term debt and capital leases	21,277	10,345

Total current liabilities	197,578	151,486

Non-current liabilities:
Long-term debt	542,573	290,626
Deferred airborne lease incentives	121,732	83,794
Deferred tax liabilities	7,425	6,598
Other non-current liabilities	68,850	26,082

Total non-current liabilities	740,580	407,100

Total liabilities	938,158	558,586

Stockholders’ equity
Common stock	9	9
Additional paid-in-capital	861,243	884,205
Accumulated other comprehensive loss	(2,188)	(1,200)
Accumulated deficit	(792,869)	(685,256)

Total stockholders’ equity	66,195	197,758

Total liabilities and stockholders’ equity	$1,004,353	$756,344

Gogo Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended December 31,
	2015	2014
Operating activities:
Net loss	$(107,613)	$(84,538)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	87,036	64,451
Loss on asset disposals/abandonments	3,044	3,389
Deferred income taxes	827	828
Stock-based compensation expense	15,299	9,816
Amortization of deferred financing costs	4,169	3,173
Accretion of debt discount	12,555	—
Write off of deferred financing costs	2,251	—
Changes in operating assets and liabilities:
Accounts receivable	(21,563)	(23,035)
Inventories	976	(8,267)
Prepaid expenses and other current assets	2,717	2,070
Accounts payable	(4,307)	8,336
Accrued liabilities	24,927	(1,823)
Accrued airline revenue share	439	3,315
Deferred airborne lease incentives	36,895	30,199
Deferred revenue	23,895	7,326
Deferred rent	21,206	13,290
Accrued interest	4,508	7
Other non-current assets and liabilities	(2,405)	435

Net cash provided by operating activities	104,856	28,972

Investing activities:
Proceeds from the sale of property and equipment	75	32
Purchases of property and equipment	(135,201)	(132,098)
Acquisition of intangible assets—capitalized software	(17,947)	(17,465)
Increase in restricted cash	(192)	(2,500)

Net cash used in investing activities	(153,265)	(152,031)

Financing activities:
Proceeds from the issuance of convertible notes	361,940	—
Proceeds from credit facility	—	75,000
Forward transactions	(140,000)	—
Payment of issuance costs	(12,608)	(1,500)
Payment of debt, including capital leases	(10,744)	(8,570)
Stock option exercises	4,633	3,065

Net cash provided by financing activities	203,221	67,995

Effect of exchange rate changes on cash	785	(42)
Increase (decrease) in cash and cash equivalents	155,597	(55,106)
Cash and cash equivalents at beginning of period	211,236	266,342

Cash and cash equivalents at end of period	$366,833	$211,236

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Commercial Aviation North America

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014
Aircraft online (at period end)	2,387	2,098	2,387	2,098
Average monthly service revenue per aircraft online (ARPA)	$11,721	$10,914	$11,387	$10,064
Gross passenger opportunity (GPO) (in thousands)	92,005	77,037	351,730	313,979
Total average revenue per session (ARPS)	$13.41	$11.73	$12.74	$11.08
Connectivity take rate	6.1%	6.8%	6.2%	6.7%

•	Aircraft online. We define aircraft online as the total number of commercial aircraft on which our equipment is installed and service has been made commercially available as of the last day of each period presented.

•	Average monthly service revenue per aircraft online (“ARPA”). We define ARPA as the aggregate service revenue plus monthly service fees included as a reduction to cost of service revenue for the period divided by the number of months in the period, divided by the number of aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Gross passenger opportunity (“GPO”). We define GPO as the aggregate number of passengers who board commercial aircraft on which Gogo service has been available during the period presented. When available directly from our airline partners, we aggregate actual passenger counts across flights on Gogo-equipped aircraft. When not available directly from our airline partners, we estimate GPO. Estimated GPO is calculated by first estimating the number of flights occurring on each Gogo-equipped aircraft, then multiplying by the number of seats on that aircraft, and finally multiplying by a seat factor that is determined from historical information provided to us in arrears by our airline partners. The estimated number of flights are derived from real-time flight information provided to our front-end systems by Air Radio Inc. (ARINC), direct airline feeds and supplementary third-party data sources. These aircraft-level estimates are then aggregated with actual airline-provided passenger counts to obtain total GPO.

•	Total average revenue per session (“ARPS”). We define ARPS as revenue from Passenger Connectivity, excluding non-session related revenue, divided by the total number of sessions during the period. A session, or a “use” of Passenger Connectivity, is defined as the use by a unique passenger of Passenger Connectivity on a flight segment. Multiple logins or purchases under the same user name during one flight segment count as only one session.

•	Connectivity take rate. We define connectivity take rate as the number of sessions during the period expressed as a percentage of GPO. Included in our connectivity take-rate calculation are sessions for which we did not receive revenue, including those provided pursuant to free promotional campaigns and, to a lesser extent, as a result of complimentary passes distributed by our customer service representatives for unforeseen technical issues. For the periods listed above, the number of sessions for which we did not receive revenue was not material.

Business Aviation

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014
Aircraft online (at period end)
Satellite	5,454	5,377	5,454	5,377
ATG	3,477	2,797	3,477	2,797
Average monthly service revenue per aircraft online
Satellite	$195	$169	$182	$167
ATG	2,454	2,137	2,302	2,064
Units Shipped
Satellite	139	125	560	561
ATG	238	226	923	943
Average equipment revenue per unit shipped (in thousands)
Satellite	$43	$46	$41	$47
ATG	58	56	55	59

•	Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite services as of the last day of each period presented.

•	ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented.

•	Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Average monthly service revenue per ATG aircraft online. We define average monthly service revenue per ATG aircraft online as the aggregate ATG service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Units shipped. We define units shipped as the number of satellite or ATG network equipment units shipped during the period.

•	Average equipment revenue per satellite unit shipped. We define average equipment revenue per satellite unit shipped as the aggregate equipment revenue earned from all satellite shipments during the period, divided by the number of satellite units shipped.

•	Average equipment revenue per ATG unit shipped. We define average equipment revenue per ATG unit shipped as the aggregate equipment revenue from all ATG shipments during the period, divided by the number of ATG units shipped.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Revenue and Segment Profit (Loss)(1)

(in thousands, Unaudited)

	For the Three Months Ended December 31, 2015
	CA-NA	CA-ROW	BA	Total
Service revenue	$83,180	$4,235	$28,516	$115,931
Equipment revenue	784	—	21,064	21,848

Total revenue	$83,964	$4,235	$49,580	$137,779

Segment profit (loss)	$9,206	$(20,246)	$19,374	$8,334

	For the Three Months Ended December 31, 2014
	CA-NA	CA-ROW	BA	Total
Service revenue	$68,161	$1,262	$20,282	$89,705
Equipment revenue	125	13	19,390	19,528

Total revenue	$68,286	$1,275	$39,672	$109,233

Segment profit (loss)	$8,175	$(23,061)	$16,093	$1,207

	For the Years Ended December 31, 2015
	CA-NA	CA-ROW	BA	Total
Service revenue	$308,360	$11,563	$100,052	$419,975
Equipment revenue	2,302	1	78,610	80,913

Total revenue	$310,662	$11,564	$178,662	$500,888

Segment profit (loss)	$41,891	$(76,445)	$71,884	$37,330

	For the Years Ended December 31, 2014
	CA-NA	CA-ROW	BA	Total
Service revenue	$248,625	$2,129	$71,993	$322,747
Equipment revenue	2,128	13	83,603	85,744

Total revenue	$250,753	$2,142	$155,596	$408,491

Segment profit (loss)	$25,953	$(78,126)	$63,002	$10,829

(1)	Segment profit (loss) is defined as net income (loss) attributable to common stock before interest expense, interest income, income taxes, depreciation and amortization, certain non-cash charges (including amortization of deferred airborne lease incentives and stock compensation expense) and other income (expense).

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Service Revenue(1)

(in thousands, Unaudited)

	For the Three Months Ended December 31,
	2015	2014
CA-NA	$32,808	$30,488
BA	7,422	5,295
CA-ROW	9,543	10,758

Total	$49,773	$46,541

	For the Years Ended December 31,
	2015	2014
CA-NA	$126,710	$117,654
BA	25,985	19,289
CA-ROW	35,108	35,685

Total	$187,803	$172,628

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Equipment Revenue(1)

(in thousands, Unaudited)

	For the Three Months Ended December 31,
	2015	2014
CA-NA	$234	$170
BA	10,719	8,813
CA-ROW	—	7

Total	$10,953	$8,990

	For the Years Ended December 31,
	2015	2014
CA-NA	$1,629	$2,186
BA	38,929	37,530
CA-ROW	—	7

Total	$40,558	$39,723

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014
Adjusted EBITDA:
Net loss attributable to common stock (GAAP)	$(33,879)	$(24,111)	$(107,613)	$(84,538)
Interest expense	16,259	8,739	58,889	32,738
Interest income	(116)	(26)	(181)	(61)
Income tax provision	277	229	1,238	1,183
Depreciation and amortization	25,222	16,866	87,036	64,451

EBITDA	7,763	1,697	39,369	13,773
Stock-based compensation expense	4,456	3,084	15,299	9,816
Amortization of deferred airborne lease incentives	(6,423)	(3,555)	(20,163)	(12,769)
Write-off of deferred financing costs	2,251	—	2,251	—

Adjusted EBITDA	$8,047	$1,226	$36,756	$10,820

Adjusted Net Loss Per Share:
Net loss (GAAP)	$(33,879)	$(24,111)	$(107,613)	$(84,538)

Basic and diluted weighted average shares outstanding (GAAP)	78,678	85,277	79,701	85,147
Adjustment of shares to our current capital structure	—	(6,599)	—	(5,446)

Adjusted shares outstanding	78,678	78,678	79,701	79,701

Adjusted Net Loss Per Share – basic and diluted	$(0.43)	$(0.31)	$(1.35)	$(1.06)

Cash CAPEX:
Consolidated capital expenditures (GAAP) (1)	$(35,365)	$(40,050)	$(153,148)	$(149,563)
Change in deferred airborne lease incentives (2)	14,431	16,893	37,063	29,503
Amortization of deferred airborne lease incentives (2)	6,365	3,503	19,934	12,508
Landlord incentives	1,238	7,183	16,201	9,679

Cash CAPEX	$(13,331)	$(12,471)	$(79,950)	$(97,873)

(1)	See unaudited condensed consolidated statements of cash flows.
(2)	Excludes deferred airborne lease incentives and related amortization associated with STCs for the three and twelve months ended December 31, 2015 and 2014 as STC costs are expensed as incurred as part of Engineering, Design and Development.

Definition of Non-GAAP Measures

EBITDA represents net income (loss) attributable to common stock before income taxes, interest income, interest expense, depreciation expense and amortization of other intangible assets.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense and (ii) amortization of deferred airborne lease incentives. Our management believes that the use of Adjusted EBITDA eliminates items that, management believes, have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options are determined using the Black-Scholes model and varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected life of the options. Therefore, we believe the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe the exclusion of the amortization of deferred airborne lease incentives from Adjusted EBITDA is useful as it allows an investor to view operating performance across time periods in a manner consistent with how management measures segment profit and loss (see Note 10, “Business Segments and Major Customers” for a description of segment profit (loss) in our consolidated financial statements). Management evaluates segment profit and loss in this manner, excluding the amortization of deferred airborne lease incentives, because such presentation reflects operating decisions and activities from the current period, without regard to the prior period decision or the form of connectivity agreements. See “—Key Components of Consolidated Statements of Operations—Cost of Service Revenue—Commercial Aviation North America and Rest of World” in our 2015 Form 10-K for a discussion of the accounting treatment of deferred airborne lease incentives.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Adjusted Net Loss Per Share represents net loss attributable to common stock per share—basic and diluted, adjusted to reflect the number of shares of common stock outstanding as of December 31, 2015 under our current capital structure, after giving effect to the shares of our common stock effectively repurchased as part of the Forward Transactions entered into in connection with the issuance of the Convertible Notes in March 2015. We present Adjusted Net Loss Per Share to provide investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance considering our current capital structure and the shares outstanding after giving effect to the Forward Transactions.

Cash CAPEX represents capital expenditures net of airborne equipment proceeds received from the airlines and incentives paid to us by landlords under certain facilities leases. We believe Cash CAPEX provides a more representative indication of our liquidity requirements with respect to capital expenditures, as under certain agreements with our airline partners, we are reimbursed for all or a substantial portion of the cost of our airborne equipment, thereby reducing our cash capital requirements.